EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

State of
Name of Subsidiary	Organization	Names Used to Transact Business

Buford Bros., Inc.	Tennessee	Industrial Distribution Group, Inc.
Cardinal Machinery, Inc.	Tennessee	Industrial Distribution Group, Inc.
E.C. Blackstone Company	Georgia	Industrial Distribution Group, Inc.
IDG USA, LLC	Georgia	Boring-Smith Industrial Distribution Group, Inc.
IDG-Mexico, Inc.	Georgia	None
The New England Group Industrial Distributors, Inc.	New Hampshire	Industrial Distribution Group, Inc.